                                                                   EXHIBIT 10.42





                  KEY EXECUTIVE RETENTION, RESTRUCTURING BONUS

                             AND SEVERANCE AGREEMENT

                                     BETWEEN
                                NRG Energy, INC.
                                       AND
                                 SCOTT J. DAVIDO






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                               TABLE OF CONTENTS

Article 1.    Establishment, Term and Purpose.......................................................1

Article 2.    Definitions...........................................................................1

Article 3.    Restructuring Bonus...................................................................4

Article 4.    Severance Benefits....................................................................5

Article 5.    Excise Tax............................................................................7

Article 6.    Outplacement Assistance...............................................................8

Article 7.    The Company's Payment Obligation......................................................8

Article 8.    Withholding...........................................................................9

Article 9.    Non-Competition Other Than Upon Change in Control.....................................9

Article 10.   Non-Disparagement....................................................................11

Article 11.   Successors and Assignment............................................................11

Article 12.   Miscellaneous........................................................................12


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SEVERANCE AGREEMENT

Article 1. Establishment, Term and Purpose

         1.1 Establishment of the Agreement. NRG Energy, Inc., hereby enters into this Key Executive Retention, Restructuring Bonus and Severance Agreement with Scott J. Davido (the "Participant") as of the Effective Date stated below.

         1.2 Term of the Agreement. This Agreement shall be effective on the Effective Date and shall remain in effect until the earlier of: (a) a Restructuring Event or (b) termination of the Participant's employment with the Company.

         1.3 Purpose of the Agreement. The purpose of the Agreement is to provide an executive officer and key person of the Company (i) a retention bonus; (ii) compensation for contributing to a Restructuring Event; and (iii) financial security in the event of a termination of employment from the Company. Except as provided in Section 1.4 below, this Agreement shall supercede any other restructuring incentive, severance or severance-related plan or agreement in which the Participant had participated. The Board has determined that Scott
J. Davido is eligible to participate in the Agreement as of the Effective Date.

         1.4 Except as specifically set forth herein, nothing in this Agreement shall replace or supercede the October 1 Letter Agreement or the October 2 Letter Agreement; provided, however, that this agreement shall replace and supercede the severance provisions in each such Letter Agreement.

Article 2. Definitions

         Whenever used in this Agreement, the following terms shall have the meanings set forth below:

         2.1 "Agreement" means this Key Executive Retention, Restructuring Bonus and Severance Agreement between the Company and Scott J. Davido.

         2.2 "Bankruptcy Code" means title 11 of the United States Code, 11 U.S.C. Sections lO1-1330.

         2.3 "Base Salary" means an amount equal to the Participant's base annual salary as of the date of his termination of employment or a Restructuring Event, as applicable. For this purpose, "Base Salary" shall not include bonuses, long-term incentive compensation, or any remuneration other than base annual salary.

         2.4 "Beneficial Owner" shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

         2.5 "Beneficiary" means the persons or entities designated or deemed to be designated by the Participant.


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         2.6 "Board" means the Board of Directors of the Company.

         2.7 "Cause" means the occurrence of any one or more of the following events:

              (a) The continued failure by the Participant to substantially perform his normal duties (other than any such failure resulting from the Participant's Disability), after a written demand for substantial performance, signed by the CEO or the Participant's immediate supervisor, is delivered to the Participant, that identifies the manner in which the Participant has not substantially performed his duties, and the Participant has failed to remedy the situation within thirty (30) business days of receiving such notice;

              (b) The Participant's conviction or guilty plea for committing an act of fraud, embezzlement, theft, or other act constituting a felony; or the Participant's violation of the Company Code of Conduct; or

              (c) The engaging by the Participant in willful, reckless or grossly negligent conduct materially and demonstrably injurious to the Company. However, no act, or failure to act on the Participant's part, shall be considered "willful, reckless or grossly negligent" unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

         2.8 "Code" means the United States Internal Revenue Code of 1986, as amended.

         2.9 "Company" means NRG Energy, Inc., a Delaware corporation or any successor thereto as provided in Article 12 herein.

         2.10 "Disability" means the definition provided in the Company's long term disability plan.

         2.11 "Effective Date" means the date on which this Agreement is executed by the parties, as set forth herein.

         2.12 "Effective Date of Termination" means the date on which Participant's employment termination occurs that triggers the payment of Severance Benefits hereunder.

         2.13 "Exchange Act" means the United States Securities Exchange Act of 1934, as amended.

         2.14 "Good Reason" means, without the Participant's express written consent, the occurrence of any one or more of the following:

              (a) Any significant and material reduction in the Participant's
                  Base Salary or target annual bonus below the amount in effect immediately preceding the reduction (including all increases following the Effective Date), except in


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                  the case of a reduction that similarly applies to all
                  executives on a nondiscriminatory basis.

              (b) Any significant and material reduction in the Participant's benefits package, except in the case of a reduction that similarly applies to all executives on a nondiscriminatory basis.

              (c) Any assignment of new duties that requires the Participant to relocate his domicile more than fifty (50) miles from the Participant's current work location.

              (d) Any significant and material reduction or diminution in the duties, responsibilities, or position of the Participant from that in effect immediately prior to such reduction or diminution, provided that the sale of a Company division or sale of a division of a subsidiary company will not automatically be deemed to result in the significant reduction or diminution in the duties, responsibilities, or position of the Participant without a specific showing of such reduction or diminution.

              (e) Any significant increase in responsibility without
                  corresponding compensation (with "responsibility" defined as those responsibilities as in effect as of the Effective Date.

              The Participant's right to terminate employment for Good Reason shall not be affected by the Participant's incapacity due to Disability. The Participant's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason herein.

         2.15 "October 1 Letter Agreement" means the letter agreement between the Company and the Participant dated October 1, 2002, relating to the Participant's employment with the Company, which is attached hereto as Exhibit A.

         2.16 "October 2 Letter Agreement" means the letter agreement between the Company and the Participant dated October 2, 2002, relating to the Participant's employment with the Company, which is attached hereto as Exhibit B.

         2.17 "Notice of Termination" means a written notice that indicates the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant's employment under the provision so indicated.

         2.18 "Participant" means Scott J. Davido, an executive officer and key person of the Company.


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         2.19 "Person" shall have the meaning ascribed to such term in Section
3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d).

         2.20 "Restructuring Event" means (i) the consummation of a consensual out of court restructuring of all or substantially all of the debt of the Company (an "Out of Court Restructuring"); (ii) the confirmation of a plan of reorganization for the Company under Chapter 11 of Bankruptcy Code, including but not limited to a plan providing for the sale of all or substantially all of the assets of the Company; or (iii) the consummation of a sale of all or substantially all of the assets of the Company as a part of an Out of Court Restructuring.

         2.21 "Restructuring Bonus" means the payment described in Section 3.2 herein.

         2.22 "Retention Bonus" means the payment described in Section 3.4 herein.

         2.23 "Retention Period" shall have the meaning ascribed to such term in
Section 3.4 herein;

         2.24 "Retirement" means retirement as defined in the applicable NRG Energy, Inc. retirement program in which the Participant is eligible, which may be amended from time to time as directed by the Board.

         2.25 "Severance Benefits" means the payment of severance compensation as provided in Article 4 herein.

         2.26 "Xcel" shall mean Xcel Energy, Inc, a Minnesota corporation, or any successor thereto.

Article 3. Restructuring Bonus

         3.1 Right to Restructuring Bonus.

         Subject to the provisions herein, upon the occurrence of a Restructuring Event, the Participant shall be entitled to receive from the Company a Restructuring Bonus, as described in Section 3.2 herein, to be paid to the Participant in a lump sum within 30 days following a Restructuring Event.

         3.2 Description of Restructuring Bonus.

         If the Participant is entitled to receive a Restructuring Bonus, the amount of the Restructuring Bonus shall equal two (2) times the sum of: (i) the Participant's Base Salary; and (ii) the greater of: (a) the Participant's average annual bonus earned over the two (2) most recent full fiscal years prior to the Restructuring Event; or (b) the Participant's target annual bonus established for the bonus plan year in which the Restructuring Event occurs.

         3.3 Termination of Participant

         The Participant shall not be entitled to a Restructuring Bonus if he is terminated for Cause, or if his employment with the Company ends due to Disability, Retirement, or due to a voluntary termination of employment by the Participant without Good Reason.

         3.4 Retention Bonus.

         Within ten (10) days of the Effective Date, the Company shall pay to the Participant a Retention Bonus in the amount of One Hundred and Fifty Thousand Dollars ($150,000.00). The Participant shall be entitled to retain the entire Retention Bonus irrespective of whether (a) a Restructuring Event occurs,
(b) the Company terminates the Participant's employment, or (c) the Participant terminates his employment for Good Reason. If, however, the Participant voluntarily terminates his employment without Good Reason between the Effective Date and July 31, 2003, the Participant shall be obligated to return to the Company within ten (10) days of such termination a prorata portion of the Retention Bonus. Such prorata amount to be returned shall be determined by multiplying $150,000.00 by a fraction, (i) the numerator of which shall equal the difference between (x) the total number of days between the Effective Date and July 31, 2003 (the "Retention Period") minus (y) the total number of days between the Effective Date and the Participant's date of termination and (ii) the denominator of which shall equal the total number of days in the Retention Period.

Article 4. Severance Benefits

         4.1 Right to Severance Benefits. Subject to the provisions herein, the Participant shall be entitled to receive from the Company Severance Benefits as described in Section 4.2 herein, if the Participant's employment with the Company is terminated by the Company without Cause or the Participant terminates employment for Good Reason.

         The Participant shall not be entitled to receive Severance Benefits under Section 4.2 herein if he is terminated for Cause, or if his employment with the Company ends due to Disability, Retirement, or due to a voluntary termination of employment by the Participant without Good Reason.

         4.2 Description of Severance Benefits. If the Participant becomes entitled to receive Severance Benefits, as provided in Section 4.1 herein, the Participant shall receive the following Severance Benefits:

              (a) Two (2) times the sum of: (i) the Participant's Base
                  Salary; and (ii) the greater of: (a) the Participant's average annual bonus earned over the two (2) most recent full fiscal years prior to the Effective Date of Termination; or
                  (b) the Participant's target annual bonus established for the bonus plan year in which the Participant's Effective Date of Termination occurs.


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              (b) An Amount equal to the Participant's unpaid targeted annual incentive, established for the plan year in which the Participant's Effective Date of Termination occurs, multiplied by a fraction, the numerator of which is the number of days completed in the then existing fiscal year through the Effective Date of Termination, and the denominator of which is three hundred sixty-five (365).

              (c) A net cash payment equivalent to the COBRA premiums as in effect as of the Participant's termination of employment of the medical insurance and dental insurance for a period of eighteen (18) months. This cash payment shall be made in one lump sum (net of applicable withholding).

                  COBRA election and continuation shall be the responsibility of the participant and/or qualified beneficiaries.

                  In the event the COBRA premium shall change for all employees of the Company, the premium, likewise, shall change for the Participant in a corresponding manner.

              (d) A cash payment of vacation and/or paid time off time earned prior to the Effective Date of Termination, but not taken by the Participant.

         4.3 Termination due to Disability. If the Participant's employment is terminated due to Disability during the term of this Agreement, the Participant shall receive his Base Salary and accrued vacation and/or paid time off through his termination of employment and continuation of the medical insurance, dental insurance and group term life insurance shall be subject to the terms under the applicable disability plan of the Company.

         4.4 Termination Due to Retirement or Death. If the Participant's employment is terminated by reason of Retirement or death, the Participant or, where applicable, the Participant's Beneficiaries, shall receive the Participant's Base Salary and accrued vacation/paid time off through his termination of employment, and continuation of the welfare benefits of medical insurance, dental insurance, and group term life insurance shall be subject to the treatment provided under the applicable retirement or health and welfare plan of the Company. If the Participant's employment is terminated by reason of death the amounts to be paid under this Agreement shall be paid to the Participant's estate.

         4.5 Termination for Cause or by the Participant Other Than for Good Reason. If the Participant's employment is terminated either: (a) by the Company for Cause; or (b) by the Participant without Good Reason, the Company shall pay the Participant his unpaid Base Salary and accrued vacation/paid time off through his termination of employment, at the rate then in effect, plus all other amounts to which the Participant is entitled under any compensation plans of the Company, at the time such payments are due; and the Company shall have not further obligations to the Participant under this Agreement.


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         4.6 Notice of Termination. Any termination by the Company for Cause or by the Participant for Good Reason shall be communicated to the other party at least one hundred twenty (120) days prior to the date on which such termination shall be effective. The Company can terminate the employment of the Participant with no notice in which case the Company shall provide the Participant with continuation of pay of one hundred twenty (120) days.

         4.7 Form and Timing of Severance Benefits. At the discretion of the Company, all cash payments set forth in Section 4.2 shall be made in 30 equal monthly installments, net of appropriate withholdings, or in one (1) lump sum, net of appropriate withholdings, within a reasonable period of time, commencing or paid at a time not to exceed one hundred twenty (120) days after the Effective Date of Termination.

Article 5. Excise Tax

         5.1 Excise Tax Equalization Payment. If the Participant becomes entitled to severance benefits or any other payment or benefit under this Agreement, or under any other agreement or plans of the Company (in the aggregate, the "Total Payments"), and any of the Total Payments will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed), the Company shall pay to the Participant in cash an additional amount (the "Gross-Up Payment") such that the net amount retained by the Participant after deduction of any Excise Tax upon the Total Payments and any federal, state and local income tax and Excise Tax upon the Gross-Up Payment provided for by this Section 5.1 (including FICA and FUTA), shall be equal to the Total Payments. Such payment shall be made by the Company to the Participant as soon as practicable following the effective date of termination, but in no event beyond forty-five (45) days from such date.

         5.2 Tax Computation. For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amounts of such Excise
Tax:

              (a) Any other payments or benefits received or to be received by the Participant in connection with a Restructuring Bonus or the Participant's termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement with the Company, or with any person (which shall have the meaning set forth in Section 3(a)(9) of the Securities Exchange Act of 1934, including a "group" as defined in Section 13(d) therein) whose actions result in a Change in Control of the Company or any person affiliated with the Company or such persons) shall be treated as "parachute payments" within the meaning of Section 280G(b)(l) of the Code and shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel as supported by the Company's independent auditors and acceptable to the Participant, such other payments or benefits (in whole or in part) do not, or unless such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess


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                  of the base amount within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax;

              (b) The amount of the Total Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of: (i) the total amount of the Total Payments; or (ii) the amount of excess parachute payments within the meaning of Section 280G(b)(3) (after applying clause (a) above); and

              (c) The value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of Section 280G(d)
                  (3) and (4) of the Code.

         For purposes of determining the amount of the Gross-Up Payment, the Participant shall deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Participant's residence on the effective date of termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

         5.3 Subsequent Recalculation. If the Internal Revenue Service adjusts the computation of the Company under Section 5.2 herein so that the Participant did not receive the greatest net benefit, the Company shall reimburse the Participant for the full amount necessary to make the Participant whole, plus a market rate of interest, as determined by the Committee.

Article 6. Outplacement Assistance

         Following a termination of employment in which Severance Benefits are payable hereunder, the Participant shall be reimbursed by the Company for the costs of all outplacement services obtained by the Participant within the two
(2) year period after the Effective Date of Termination; provided, however, that the total reimbursement shall be limited to $15,000.

Article 7. The Company's Payment Obligation

         7.1 Payment Obligations Absolute. Except as provided herein, the Company's obligation to make the payments and the arrangements provided for herein shall be absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Company may have against the Participant or anyone else. All amounts payable by the Company hereunder shall be paid without notice or demand. Except as provided herein, each and every payment made hereunder by the Company shall be final, and the Company shall not seek to recover all or any part of such payment from the Participant or from whomever may be entitled thereto. Notwithstanding the foregoing, the Company reserves the right to conduct an independent investigation for the sole purpose of determining whether "Cause" exists that would negate a payment hereunder. Until the conclusion of such investigation (which shall be conducted expeditiously) the Company reserves the right to suspend payment of benefits or alternatively, to condition any benefits on the results of such investigation. For purposes of this section, "expeditiously" shall be defined as


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a reasonable period of time not to exceed six (6) months. Participant shall be notified within thirty (30) days of the conclusion of the investigation.

         The Participant shall not be obligated to seek other employment in mitigation of the amounts payable or arrangement made under any provision of this Agreement, and the obtaining of any such other employment shall in no event affect any reduction of the Company's obligations to make the payments and arrangements required to be made under this Agreement.

         7.2 Contractual Rights to Benefits. This Agreement establishes and vests in the Participant a contractual right to the benefits to which he is entitled hereunder. However, nothing herein contained shall required or be deemed to require, or prohibit or be deemed to prohibit, the Company to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder.

         7.3 Bankruptcy Court Approval

         Participant acknowledges that an involuntary petition under the Bankruptcy Code has been filed against the Company in the United States Bankruptcy Court for the District of Minnesota (the "Bankruptcy Court"). If an order for relief under the Bankruptcy Code is entered against the Company in the Bankruptcy Court or any other bankruptcy court, or if the Company commences a voluntary case under Chapter 11 of the Bankruptcy Code, the Company shall promptly move the applicable bankruptcy court for an order authorizing the assumption of this Agreement under section 365 of the Bankruptcy Code or such other relief as appropriate to ensure compliance with this Agreement by the Company and the receipt by the Participant of the rights granted hereunder.

         7.4 Xcel Guaranty.

         Xcel hereby agrees to guarantee the terms of this Agreement and perform the obligations hereunder if the Company is unable or unwilling to perform such obligations. A duly authorized representative of Xcel has executed this Agreement below for the sole purposes of signifying its agreement to this
Section 7.4.

Article 8. Withholding

         The Company shall be entitled to withhold from any amounts payable under this Agreement all taxes as legally shall be required (including, without limitation, any United States federal taxes, and any other state, city, or local taxes).

Article 9. Non-Competition Other Than Upon Change in Control

         9.1 Prohibition on Competition. The Participant agrees that during the course of the Participant's employment with the Company, without the prior written consent of the Company, and for one (1) year from the date of the Participant's voluntary or involuntary termination of employment with the Company, the Participant shall not:


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              (a) Directly or indirectly own, manage, consult, associate with, operate, join, work for, control or participate in the ownership, management, operation or control of, or be connected in any manner with, any business (whether in corporate, proprietorship, or partnership for or otherwise), as more than a 10% owner in such business or member of a group controlling such business, which is engaged in any activity which competes with the business of the company as conducted one (1) year prior to (and up through) the date of the Participant's involuntary or voluntary termination of employment with the Company or which will compete with any proposed business activity of the Company in the planning stage on such date of involuntary or voluntary termination. The participant and the Company agree that this provision is reasonably enforced as to any geographic area.

              (b) Directly or indirectly solicit, service, contract with or otherwise engage any past (one year prior), existing or prospective customer, client or account who then has a relationship with the Company for current or prospective business on behalf of a competitor of the Company, or on the Participant's own behalf for a competing business. The Participant and the Company agree that this provision is reasonably enforced with reference to any geographic area applicable to such relationships with the Company.

              (c) Cause or attempt to cause any existing or prospective
                  customer, client, or account, who then has a relationship with the Company for current or prospective business, to divert terminate, limit or in any manner modify, or fail to enter into any actual or potential business relationship with the Company. The Participant and the Company agree that this provision is reasonably enforced with reference to any geographic area applicable to such relationships with the Company.

              (d) The Company agrees that the terms "activity", "which competes with the business of the Company", "competitor of the Company", "competing business", and "relationship with the Company" as used in this Agreement shall be reasonably construed and applied.

         9.2 Disclosure of Information. The Participant recognizes that he has access to and knowledge of certain confidential and proprietary information of the Company, which is essential to the performance of his duties as an employee of the Company. The Participant will not, during or after the term of his employment with the Company, in whole or in part, disclose such information to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever, nor shall he make use of any information for his own purposes.

         9.3 Covenants Regarding Other Employees. During the period ending one
(1) year following the payment of Severance Benefits under this Agreement, the Participant agrees to not


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directly or indirectly solicit, employ or conspire with others to employ any of the Company's employees. The term "employ" for purposes of this paragraph means to enter into an arrangement for services as a full-time or part-time employee, independent contractor, consultant, agent or otherwise. The Participant and the Company agree that this provision is reasonably enforced as to any geographic area.

Article 10. Non-Disparagement

         10.1 Disparagement. The Participant and the Company, each agrees not to make any disparaging or negative statements about the Company or the Participant, including but not limited to its products, services or management any person or entity whatsoever, including but not limited to past, present and prospective employees or employers, customers, clients, analysts, investors, vendors and suppliers.

         10.2 Release. In order to receive the benefits provided under the Agreement (other than accrued vacation and paid time-off), the Participant will be required to provide the Company with a release in a form to be provided by the Company, or, if Xcel provides the benefits, the Participant will be required to provide Xcel and the Company with a release in a form to be provided by Xcel. Such release shall fully release the Company or Xcel, as applicable, and all of its officers, agents, directors, employees, and representatives, any affiliated companies, businesses or entities, and all other persons and entities from each and every legal claim or demand of any kind that the Participant ever had or might have arising out of any action, conduct or decision taking place during the Participant's employment with the Company, or arising out of the Participant's separation from that employment, whether or not any such claim known at the time of separation.

Article 11. Successors and Assignment

         11.1 Successors to the Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) of all or substantially all of the business and/or assets of the Company or of any division or subsidiary thereof that employed the Participant at the time of Termination of Employment to expressly assume and agree to perform the Company's obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effective date of any such succession shall be a breach of this Agreement and shall entitle the Participant to compensation from the Company in the same amount and on the same terms as he would be entitled to hereunder if he had terminated his employment with the Company voluntarily for Good Reason. Except for the purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Effective Date of Termination.

         11.2 Assignment by the Participant. This Agreement shall inure to the benefit of and be enforceable by the Participant's personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees, and legatees. If the Participant dies while any amount would still be payable to him hereunder had he continued to live, all such amounts, unless


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otherwise provided herein, shall be paid in accordance with the terms of this
Agreement, to the Participant's Beneficiary. If the Participant has not named a Beneficiary, then such amounts shall be paid to the Participant's devisee, legatee, or other designee, or if there is not such designee, to the Participant's estate.

Article 12. Miscellaneous

         12.1 Beneficiaries. The Participant may designate one or more persons or entities as the primary and/or contingent beneficiaries of any Severance Benefits or Change in Control Severance Benefits owing to the Participant under this Agreement. Such designation must be in the form of a signed writing acceptable to the Company. The Participant may make or change such designations at any time.

         12.2 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the feminine shall include the masculine, the plural shall include the singular, and the singular shall include the plural.

         12.3 Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included. Further, the captions of this Agreement are not part of the provisions hereof and shall have no force and effect.

         12.4 Modification. No provision of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing and signed by the Participant and by an authorized representative of the Company, or by the respective parties' legal representative and successors.

         12.5 Applicable Law. To the extent not preempted by the laws of the United States, the laws of the State of Minnesota, shall be the controlling law in all matters relating to this Agreement.


                                           SCOTT J. DAVIDO


                                           /s/ Scott J. Davido
                                           -----------------------
                                           Participant's Signature


                                            2/18/03
                                           -----------------------
                                           Date

                                   NRG ENERGY, INC.



                                   By:   /s/ RICHARD C. KELLY
                                     ------------------------------------------
                                         Richard C. Kelly


                                   Title: President and Chief Operating Officer
                                        ---------------------------------------

                                   Date: 2/18/03
                                       ----------------------------------------




                                   XCEL ENERGY INC. (for purposes of Section 7.4 only)



                                   By:   /s/ RICHARD C. KELLY
                                     ------------------------------------------
                                         Richard C. Kelly

                                   Title: Vice President and Chief Financial
                                          Officer
                                        ---------------------------------------

                                   Date:  2/18/03
                                       ----------------------------------------




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




                                    EXHIBIT A






















































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